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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                             BARR LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)

        New York                                         22-1927534
 (State of incorporation                             (I.R.S. Employer
  or organization)                                   Identification No.)


                                Two Quaker Road,
                           Pomona, New York 10970-0519
       (Address and Zip Code of Registrant's principal executive officer)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered

    Common Stock ($.01 par value)             New York Stock Exchange, Inc.



         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

  Securities Act registration statement file number to which this form relates:



                                                           Not applicable


        Securities to be registered pursuant to Section 12(g) of the Act:

                           None


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INFORMATION REQUIRED IN REGISTRATION STATEMENT



Item 1.           Description of Registrant's Securities to be Registered.

         The title of the class being registered is Common Stock, par value $.01 per share.

         Holders of the Common Stock are entitled to one vote for each share held of record, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The Common Stock does not have cumulative voting rights in the election of directors. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Registrant, the assets remaining after provision for payment of creditors and after distribution in full of the preferred amount to be distributed to the holders of shares of any preferential stock are distributable pro rata among holders of Common Stock.

Item 2.    Exhibits

         The following exhibits are filed with each copy of this Registration Statement filed with the New York Stock Exchange, Inc. but not with the copies of this Registration Statement filed with the Securities and Exchange
Commission:

         1. Registrant's Annual Report on Form 10-K for the year ended June 30, 1997.

         2. Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1997.

         3. Registrant's Proxy Statement for Annual Meeting of Shareholders held on December 3, 1997.

         4.1      Registrant's Restated Certificate of Incorporation.

         4.2      Registrant's Amended and Restated By-laws.

         5.       Specimen Common Stock Certificate.

         6.       Registrant's 1997 Annual Report to Shareholders.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Barr Laboratories, Inc.

Date:  January 30, 1998                      By     /s/PAUL M. BISARO
                                                    ----------------------------
                                                    Paul M. Bisaro
                                                    Senior Vice President and
                                                    Secretary